(logo)Countrywide

                                             4500 Park Granada
                                             Calabasas, California 91302
                                             (818) 225-300O



April 22,1997



Grant Thornton LLP
1000 Wilshire Boulevard, Suite 700
Los Angeles, CA 90017



Gentlemen:

As of and for the year ended February 28, 1997, Countrywide Credit Industries, Inc. and Subsidiaries (which includes its wholly-owned subsidiary, Countrywide Home Loans, Inc.) ("the Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION FOR MORTGAGE BANKERS. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $30,000,000.


/s/Carlos M. Garcia
Carlos M. Garcia
Managing Director-Finance
Chief Financial Officer and
Chief Accounting Officer



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